Exhibit 4.34

[Coat of arms of Ukraine]

Series AE	LICENSE	No. 269377

NATIONAL COMMISSION FOR THE STATE REGULATION
OF COMMUNICATIONS AND INFORMATIZATION

Kind of telecommunication activities and area:

Mobile Communication Services Provision with the Right for Telecommunication Networks Maintenance and Operation and for Telecommunication Channels Leasing throughout Ukraine according to the License terms and conditions.

Business entity:	MTS UKRAINE PRIVATE JOINT STOCK COMPANY

Registered number according to EDRPOU:	14333937

Location of a legal entity:	15, Leiptsigska str., Kiev, 01601

Date of acceptance, No. and content of the decision about license validity date extending:

July 30, 2013 No. 476
This is to extend by 5 years the validity date of the License of MTS Ukraine Private Joint Stock Company (letterhead Series AV No. 120375, date of issue: September 28, 2006; reissued, letterhead Series AV No. 546038, date of reissue: July 12, 2010).

Total validity period of the License:	20 years

Special Conditions:

It is hereby entitled to provide mobile communication services by using digital cellular communication of CDMA-450 standard with the right for telecommunication networks maintenance and operation and for telecommunication channels leasing, by using radio frequencies mentioned in the License No. 6060 dated July 12, 2010. Amendments to Special Conditions by removal thereof shall be valid from September 28, 2021.

Head of the Commission	(signature) P. Yatsuk

Official seal:

Ukraine

Kiev city

NATIONAL COMMISSION FOR THE STATE REGULATION

OF COMMUNICATIONS AND INFORMATIZATION

Registered number 37994250

13.09.2013